Exhibit 10.1

Memorandum		5050 Lincoln Drive Edina, MN 55436

Date	August 3, 2004	From	Dan Murphy

To	Nick Vlahakis

This letter is to confirm our discussions regarding the postponement of your planned retirement to December 31, 2005.

I have reviewed the following information with the Personnel and Compensation Committee and they are in concurrence.  If you stay with ATK until December 31, 2005, we will:

•                  Increase your base salary from $416,000 to $450,000 on April 1, 2005

•                  Continue to provide a target bonus at 65% of base, an increase from $270,400 to $292,500 as of April 1, 2005.  This bonus will be paid out after FY2006 results (approximately May 2006) and will be prorated based on your termination date (e.g. if you terminate in December 2005, you will be paid 9/12 of the bonus based on performance measured through March 2006).

•                  Not prorate your performance shares granted April 2004 based on your termination date but will continue to pay out the full grant based on performance measured in March 2007.  You would receive your pay out in approximately May 2007 as originally provided in the grant.  In the event you terminate prior to December 2005, no special provisions will be applied to your performance share grant.

•                  No additional stock options or performance shares will be provided in 2005

The concurrence of the Personal and Compensation Committee has been recorded in the minutes of the August 3, 2004 meeting.